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                                                                     EXHIBIT 5.0

               [LETTERHEAD OF PIPER MARBURY RUDNICK & WOLFE LLP]

                                  May 23, 2000

Network Solutions, Inc.
505 Huntmar Park Drive
Herndon, Virginia 20170

        Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Network Solutions, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 4,677,917 additional shares of Common Stock, par value $0.001 per share (the "Plan Shares"), issuable pursuant to the exercise of stock options and other awards granted under the Network Solutions, Inc. 1996 Stock Incentive Plan (Amended and Restated Effective July 7, 1997), as amended (the "Plan").

        In this capacity, we have examined copies of the Company's Second Amended and Restated Certificate of Incorporation, Second Amended and Restated By-Laws (as amended May 1, 1998), the Plan, the proceedings of the Company's Board of Directors relating to the reservation and issuance of the Plan Shares to be issued pursuant to the Plan, a certificate of an officer of the Company (the "Certificate") and such other statutes, certificates, instruments and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to various questions of fact material to this opinion, we have relied on the Certificate and have not independently verified the matters stated therein. We assume that the Company will have at the time of issuance of any Plan Shares at least that number of authorized but unissued shares of common stock of the Company equal to the number of shares to be issued pursuant to the Plan.

        Based upon the foregoing, we are of the opinion that the issuance of the Plan Shares pursuant to the Plan has been duly authorized and, when issued, delivered and paid for in accordance with the terms and conditions of the Plan and the awards granted thereunder, the Plan Shares will be validly issued, fully paid and non-assessable.

        The opinion set forth herein is limited to matters governed by the laws of the State of Delaware and the Federal laws of the United States of America, and we express no opinion as to any other laws.

        We hereby consent to the filing of this opinion as Exhibit 5.0 to the Registration Statement.


                                    Very truly yours,

                                    /s/ Piper Marbury Rudnick & Wolfe LLP